Exhibit 10.20

Executed Version

SHARE PURCHASE AGREEMENT

by and among

YATSEN HOLDING LIMITED

LFC INVESTMENT HONG KONG LIMITED

and

THE OTHER PARTIES NAMED HEREIN

March 16, 2020

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into on March 16, 2020 by and among:

A. Yatsen Holding Limited, an exempted company incorporated under the laws of the Cayman Islands (the “Company”);

B. Yatsen (HK) Limited, a limited liability company incorporated under the laws of Hong Kong (the “HK Company”);

C. Yatsen Investment Limited, a limited liability company incorporated under the laws of Hong Kong (the “HK Investment Company”);

D. The entities as set forth on Schedule A-1 (each, a “PRC Company” and collectively, the “PRC Companies”);

E. The Persons as set forth on Schedule A-2 (each, a “Founder” and collectively, the “Founders”);

F. The entities as set forth on Schedule A-3 (each, a “Founder Holdco” and collectively, the “Founder Holdcos”); and

G. The entity as set forth on Schedule A-4 (the “Investor”).

Each of the foregoing parties is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS:

A. Subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to the Investor certain Shares (as defined below) and the Investor desires to purchase such Shares from the Company.

B. The Parties intend to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, the Parties hereto agree as follows:

1. DEFINITIONS.

1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:

“Action” shall mean any notice, charge, claim, action, complaint, petition, investigation, appeal, suit, litigation, grievance, inquiry or other proceeding, whether administrative, civil, regulatory or criminal, whether at law or in equity, or otherwise under any applicable law, and whether or not before any mediator, arbitrator or Governmental Authority.

“Affiliate” shall mean, in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person, and without limiting the generality of the foregoing, (a) in the case of a natural Person, shall include, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, (b) in the case of the Investor, shall include (i) any Controlling shareholder of the Investor, (ii) any Person which has a direct or indirect Controlling interest in such Controlling shareholder referred to in (i) above (including, any general partner or limited partner, or any fund manager thereof, if any) or any fund manager thereof; (iii) any Person that directly or indirectly Controls, is Controlled by, under common Control with, or is managed by the Investor, any Controlling shareholder or any fund manager referred to in (i) and (ii) above, (iv) a child, brother, sister, parent, or spouse of any individual referred to in (ii) above, and (v) any trust Controlled by or held for the benefit of such Persons referred to in (i) to (iv) above. For the avoidance of doubt, the Investor shall not be deemed to be an Affiliate of any Group Company.

“Agreement” shall have the meaning ascribed to it in the preamble of this Agreement.

“Board” or “Board of Directors” shall mean the board of directors of the Company.

“Business” shall mean the business of cosmetics E-commerce currently conducted and proposed to be conducted by the Group Companies.

“Business Day” or “business day” shall mean any day that is not a Saturday, Sunday, legal holiday or a day on which banks are required to be closed in Cayman Islands, Hong Kong or the PRC.

“Business Plan” shall mean the Company’s consolidated annual budget and business plan as adopted by the Board of Directors.

“Circular 37” shall mean the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Financing and Round Trip Investment via Overseas Special Purpose Companies (《国家外汇管理局关于境内居民通过境外特殊目的公司境外投融资及返程投资外汇管理有关问题的通知》) issued by SAFE on July 4, 2014, and its amendment and interpretation promulgated by SAFE from time to time.

“Class A Ordinary Shares” shall mean the class A ordinary shares of the Company with a par value of US$0.00001 each.

“Class B Ordinary Shares” shall mean the class B ordinary shares of the Company with a par value of US$0.00001 each.

“Closing” shall have the meaning ascribed to it in Section 2.2.

“Company” shall have the meaning ascribed to it in the preamble of this Agreement.

“Compliance Laws” shall have the meaning ascribed to it in Section 3.25.

“Contract” shall mean, a contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral.

“Control” shall mean the power or authority, whether exercised or not, to direct the business, management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors or the equivalent body of such Person The terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Control Documents” means the following Contracts to be entered into prior to or on the Closing: (i) the Exclusive Business Cooperation Agreement (独家业务合作协议) entered into by and between Ecommerce Company and the Domestic Company, (ii) the Exclusive Option Agreement (独家购买权协议) entered into by and among Ecommerce Company, the Domestic Company and all of the shareholders of the Domestic Company, (iii) the Proxy Agreement (委托协议) and Power of Attorney (授权委托书) entered into by and the among Ecommerce Company, the Domestic Company and the shareholders of the Domestic Company, (iv) the Equity Pledge Agreement (股权质押协议) entered into by and among Ecommerce Company, the Domestic Company and the shareholders of the Domestic Company and (v) the Spousal Consent (配偶同意函) to be signed by the spouse of each shareholder of the Domestic Company, each as amended from time to time.

“Conversion Shares” shall mean Class A Ordinary Shares issuable upon conversion of the Preferred Shares.

“Disclosing Party” shall have the meaning ascribed to it in Section 9.4.

“Disclosure Schedule” shall have the meaning ascribed to it in Section 3.

“Employee Share Option Plan” or “ESOP” shall mean the employee share option plan of the Company adopted by the shareholders resolutions of the Company on September 5, 2018 and such other arrangements, contracts, or plans as are recommended by management and approved by the Board, with the written approval of the Majority Preferred Holders (as defined in the Shareholders Agreement and Restated M&A), in accordance with the Shareholders Agreement and Restated M&A.

“Equity Securities” shall mean, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.

“Financial Statements” shall have the meaning ascribed to it in Section 3.7.

“Financial Statements Date” shall have the meaning ascribed to it in Section 3.7.

“Founder” and “Founders” shall have the meaning ascribed to it in the preamble of this Agreement.

“Founder Holdco” shall have the meaning ascribed to it in the preamble of this Agreement.

“Governmental Authority” shall mean any nation or government, or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC, the Cayman Islands, Hong Kong or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Authorizations” shall have the meaning ascribed to it in Section 3.14.

“Group Companies” shall mean, collectively, the Company, the HK Company, the PRC Companies, another Person (except individuals) Controlled by the Company and their respective Subsidiaries from time to time (each a “Group Company”), unless the text specifically indicates otherwise.

“Hong Kong” shall mean the Hong Kong Special Administrative Region of the People’s Republic of China.

“HK Company” shall have the meaning ascribed to it in the preamble of this Agreement.

“HKIAC Rules” shall have the meaning ascribed to it in Section 10.13(a).

“IFRS” shall mean the International Financial Reporting Standards published by the International Accounting Standards Board, as amended from time to time.

“Indemnifiable Loss” shall mean, with respect to any Person, any action, claim, cost, damage, deficiency, diminution in value, disbursement, expense, liability, loss, obligation, penalty, settlement, suit, or tax of any kind or nature, together with all interest, penalties, legal, accounting and other professional fees and expenses reasonably incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by such Person, whether directly or indirectly.

“Interested Party” shall have the meaning set forth in Section 3.20.

“Investor” shall have the meaning ascribed to it in the preamble of this Agreement.

“Key Employee” shall mean each individual listed in Schedule E-1.

“Liabilities” or “Liability” shall mean, with respect to any Person, all debts, obligations, liabilities owed by such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Lien” means any mortgage, pledge, claim, security interest, encumbrance, title defect, lien, charge, easement, adverse claim, restrictive covenant, or other restriction or limitation of any kind whatsoever, including any restriction on the use, voting, transfer, receipt of income, or exercise of any attributes of ownership.

“Management Rights Letter” shall mean the management rights letter to be executed by the Company and the Investor on or prior to the Closing in form and substance satisfactory to the Investor.

“Material Adverse Effect” shall mean any (a) event, occurrence, fact, condition, change or development that has had, has, or could reasonably be expected to have a material adverse effect on the business, properties, assets, employees, operations, results of operations, condition (financial or otherwise), prospects or liabilities of the Group Companies taken as a whole, (b) material impairment of the ability of any Warrantor to perform the material obligations of such Person hereunder or under any other Transaction Documents, as applicable, or (c) material impairment of the validity or enforceability of this Agreement or any other Transaction Document against any Group Company, Founder or Founder Holdco.

“MOFCOM” shall have the meaning ascribed to it in Section 3.5(g).

“Non-Disclosing Parties” shall have the meaning ascribed to it in Section 9.4.

“OFAC” shall have the meaning ascribe to in Section 3.25

“Ordinary Shares” shall mean, collectively, the Class A Ordinary Shares and the Class B Ordinary Shares.

“Person” shall mean any individual, sole proprietorship, partnership, limited partnership, limited liability company, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other enterprise or entity of any kind or nature.

“PRC” shall mean the People’s Republic of China, but solely for purposes of this Agreement and the other Transaction Documents, excluding Hong Kong, the Macau Special Administrative Region and the Islands of Taiwan.

“PRC Companies” and “PRC Company” shall have the meaning ascribed to it in the preamble of this Agreement.

“PRC GAAP” shall mean the generally accepted accounting principles in the PRC.

“Preferred Shares” shall mean, collectively, the Series Seed Preferred Shares, the Series A-1 Preferred Shares, the Series A-2 Preferred Shares, the Series B-1 Preferred Shares, the Series B-2 Preferred Shares, the Series B-3 Preferred Shares, the Series B-3+ Preferred Shares, the Series C Preferred Shares, and the Series D Preferred Shares.

“Prior Financing Documents” shall mean, collectively, the transaction documents entered into by and among the Company, any other Warrantor and any holder of Preferred Shares in connection with the issuance and allotment of any Preferred Shares to such holder prior to the date hereof.

“Proprietary Rights” shall mean any and all worldwide, international, PRC, or foreign registered and unregistered patents, all patent rights and all applications therefore and all reissues, re-examinations, continuations, continuations-in-part, divisions, and patent term extensions thereof, inventions (whether patentable or not), discoveries, improvements, concepts, innovations, industrial models, registered and unregistered copyrights, copyright registrations and applications, author’s rights, works of authorship (including artwork of any kind and software of all types in whatever medium, inclusive of computer programs, source code, object code and executable code, and related documentation), URLs, web sites, web pages and any part thereof, technical information, know-how, trade secrets, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals, research data concerning historic and current research and development efforts, including the results of successful and unsuccessful designs, databases and proprietary data, proprietary processes, proprietary rights, technology, engineering, discoveries, formulae, algorithms, operational procedures, trade names, trade dress, registered and unregistered trademarks, domain names, service marks, mask works, and registrations and applications therefore, the goodwill of the business symbolized or represented by the foregoing, customer lists and other proprietary information and common law rights.

“Purchased Shares” shall have the meaning ascribed to it in Section 2.1.

“Restated M&A” shall mean the Fifth Amended and Restated Memorandum and Articles of Association of the Company to be adopted on or prior to the Closing in form and substance satisfactory to the Investor.

“Representatives” shall have the meaning ascribed to it in Section 3.25.

“RMB” shall mean the lawful currency of the PRC.

“SAFE” shall have the meaning ascribed to it in Section 3.5(g).

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

“Senior Management” shall mean each individual listed in Schedule E-2.

“Series Seed Preferred Shares” shall mean the Company’s series seed preferred shares, par value US$0.00001 per share.

“Series A-1 Preferred Shares” shall mean the Company’s series A-1 preferred shares, par value US$0.00001 per share.

“Series A-2 Preferred Shares” shall mean the Company’s series A-2 preferred shares, par value US$0.00001 per share.

“Series B-1 Preferred Shares” shall mean the Company’s series B-1 preferred shares, par value US$0.00001 per share.

“Series B-2 Preferred Shares” shall mean the Company’s series B-2 preferred shares, par value US$0.00001 per share.

“Series B-3 Preferred Shares” shall mean the Company’s series B-3 preferred shares, par value US$0.00001 per share.

“Series B-3+ Preferred Shares” shall mean the Company’s series B-3+ preferred shares, par value US$0.00001 per share.

“Series C Preferred Shares” shall mean the Company’s series C preferred shares, par value US$0.00001 per share.

“Series D Preferred Shares” shall mean the Company’s series D preferred shares, par value US$0.00001 per share.

“Series D Purchase Price” shall mean the per share price of US$1.1173, at which the Investor has agreed to purchase, and the Company has agreed to sell and issue, the Series D Preferred Shares under this Agreement.

“Junior Purchase Price” shall mean the per share price of US$1.0615, at which certain Co-Investors have agreed to purchase, and the Company has agreed to sell and issue, certain Series Seed Preferred Shares and certain Series A-2 Preferred Shares under the applicable Co-Investors SPA.

“Shares” shall mean, collectively, the Preferred Shares and the Ordinary Shares.

“Shareholders Agreement” shall mean the Fourth Amended and Restated Shareholders Agreement among the Investor, the Company, the HK Company, the PRC Companies, the Founder Holdcos, the Founders and certain other parties thereto to be entered into on or prior to the Closing in form and substance satisfactory to the Investor.

“Restricted Share Agreement” shall mean the Third Amended and Restated Restricted Share Agreement among the Investor, the Company, the Founder Holdcos, the Founders and certain other parties thereto to be entered into as of the Closing in form and substance satisfactory to the Investor.

“Subsidiary” or “subsidiary” shall mean, with respect to any subject entity (the “subject entity”), (i) any company, partnership or other Person (x) more than 50% of whose shares or other interests entitled to vote in the election of directors or (y) more than a 50% interest in the profits or capital of such entity are owned or controlled directly or indirectly by the subject entity or through one or more Subsidiaries of the subject entity, (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with IFRS or U.S. GAAP or PRC GAAP, or (iii) any entity with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary. Notwithstanding the above, as applied to the Company, the term “Subsidiary” or “subsidiary” includes the HK Company, the Ecommerce Company and the PRC Companies.

“Tax” shall mean (i) in the PRC: (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above, and (c) any form of transferee liability imposed by any Governmental Authority in connection with any item described in clauses (a) and (b) above, and (ii) in any jurisdiction other than the PRC: all similar liabilities as described in clause (i)(a) and (i)(b) above.

“Transaction Documents” shall mean this Agreement, the Shareholders Agreement, the Restated M&A, the Restricted Share Agreement, the Management Rights Letter, the exhibits attached to any of the foregoing and any other document, certificate, and agreement delivered in connection with the transactions contemplated hereby and thereby.

“US$” shall mean the lawful currency of the United States of America.

“U.S. GAAP” shall mean the generally accepted accounting principles in the United States.

“Warrantors” shall mean the Founders, the Founder Holdcos and the Group Companies.

“Warrants” shall mean certain number of warrants issuable by the Company at its sole discretion pursuant to the Shareholders Agreement.

1.2 Warrantor Obligations. Where this Agreement or any other Transaction Document places an obligation on any Warrantor, each other Warrantor shall use its best efforts to cause the obligated Warrantor to perform such obligation.

1.3 Exhibits and Schedules. The following annex, schedule and exhibits are a part of this Agreement and hereby are deemed incorporated herein by reference:

Schedule A-1	PRC Companies

Schedule A-2	Founders

Schedule A-3	Founder Holdcos

Schedule A-4	Investor

Schedule B	Capitalization Table

Schedule C	Disclosure Schedule

Schedule D	Notices

Schedule E-1	List of Key Employees

Schedule E-2	List of Senior Management

2. AGREEMENT TO PURCHASE AND SELL SHARES AT THE CLOSING.

2.1 Agreement to Purchase and Sell. Subject to the terms and conditions hereof, at the Closing, the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company at the Series D Purchase Price, up to an aggregate of 1,342,500 Series D Preferred Shares in the amount set forth opposite the name of the Investor in Schedule A-4 (collectively, the “Purchased Shares”). At the Closing, the Investor shall pay the purchase price set forth opposite the name of the Investor in Schedule A-4 for the Purchased Shares by wire transfer of immediately available funds to the bank account designated in writing by the Company and delivered to the Investor at least five (5) Business Days prior to the Closing.

2.2 Closing. Subject to the fulfillment of the conditions to the closing as set forth in Section 5 and Section 6, the purchase and sale of the Purchased Shares shall take place remotely via the exchange of documents and signatures, on a date specified by the Parties, or at such other time and place as the Company and the Investor may mutually agree upon, which date shall be no later than three (3) Business Days after the satisfaction or waiver of each condition to the closing as set forth in Section 5 and Section 6 (the “Closing”). The Company’s shareholding structure immediately prior to the Closing shall be as set forth in the Company’s capitalization table attached hereto as Schedule B.

2.3 Deliveries. At the Closing, the Company shall deliver the following items to the Investor:

(a) a certified true copy of the register of members of the Company as at the date of the Closing reflecting the Investor’s ownership of the Purchased Shares, certified by the registered agent of the Company to be a true and complete copy thereof;

(b) a certified true copy of the share certificate to the Investor representing the Purchased Shares purchased by the Investor, with the original (duly signed and sealed for and on behalf of the Company) to be delivered to the Investor within ten (10) Business Days after the Closing;

(c) a compliance certificate dated as of the Closing signed by each Warrantor or a duly authorized representative of each Warrantor, as applicable, certifying that all of the conditions set forth in Section 5 have been fulfilled, and attaching and certifying as true and complete a copy of the Company’s Restated M&A as in effect as of the Closing;

(d) a certificate of good standing issued by the Registrar of Companies of the Cayman Islands dated no earlier than ten (10) Business Days prior to the Closing certifying that the Company has been duly incorporated, has paid all required fees and taxes, and is validly existing and in good standing under the laws of the Cayman Islands; and

(e) the resolutions of the Board, and if necessary, the shareholders’ resolutions of the applicable Group Companies approving the Transaction Documents and the transactions contemplated herein.

2.4 Purchase by Co-Investors. At the Closing, the Company may offer and issue certain Series Seed Preferred Shares and Series A-2 Preferred Shares at Junior Purchase Price, and certain Series D Preferred Shares at Series D Purchase Price, to certain co-investors (“Co-Investors”) disclosed to the Investor.

3. REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS.

Unless specifically indicated otherwise, the Warrantors hereby jointly and severally represent and warrant to the Investor that the statements in this Section 3, except as set forth in the Disclosure Schedule (the “Disclosure Schedule”) attached to this Agreement as Schedule C (the contents of which shall also be deemed to be representations and warranties hereunder), are all true, correct and complete as of the date hereof and the date of the Closing. For purposes of this Section 3, any reference to a party’s “knowledge” means such party’s best knowledge after due and diligent inquiries of officers, directors, and other employees of such party reasonably believed to have knowledge of the matter in question.

3.1 Organization, Good Standing and Qualification.

(a) Each of the Company and the HK Company is duly organized, validly existing and in good standing under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted. Each of the Company and the HK Company is qualified to do business and is in good standing in each jurisdiction where failure to be so qualified would have a Material Adverse Effect on its financial condition, business, prospects or operations.

(b) Each of the PRC Companies is a company duly organized and existing under the laws of the PRC, and has all powers and all governmental licenses, permits, Governmental Authorizations, consents and approvals required to carry on its business as now conducted. Each of the PRC Companies has paid all such governmental fees, taxes and stamp duty required to be paid by it under applicable PRC and other laws prior to or upon the Closing. Copies of the business license, articles of association, and other organizational documents of each of the PRC Companies, as amended to date, have been delivered to the Investor and are true, correct and complete and are in full force and effect.

3.2 Due Authorization. All action on the part of each Warrantor (and as applicable, its respective officers, directors and shareholders) necessary for the authorization, execution and delivery of each Transaction Document, the authorization, issuance, reservation for issuance and delivery of all of the Purchased Shares and the Conversion Shares, and, as applicable, the performance of their respective obligations under each Transaction Document and all other agreements, instruments and documents executed and delivered in connection with the transactions contemplated hereby, will be taken prior to the Closing. The Transaction Documents are valid and binding obligations of each Warrantor, enforceable in accordance with their respective terms upon due execution by the applicable Warrantor, subject as to enforcement of remedies to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles. The Purchased Shares and the Conversion Shares are not subject to any preemptive rights, rights of first refusal, or liens of any kind except for rights imposed under the Restated M&A and/or the other Transaction Documents.

3.3 Capitalization. The authorized share capital of the Company will consist of the following immediately prior to the Closing:

(a) Ordinary Shares. A total of 3,901,234,182 authorized Ordinary Shares, (i) 2,997,398,982 of which are designated as Class A Ordinary Shares with par value US$0.00001 each but none of which are issued and outstanding; (ii) 903,835,200 of which are designated as Class B Ordinary Shares with par value US$0.00001 each and all of which issued and outstanding.

(b) Preferred Shares. A total of 1,098,765,818 authorized Preferred Shares, (i) 202,118,672 of which are designated as Series Seed Preferred Shares with par value US$0.00001 each; 191,378,675 of which are issued and outstanding, and 10,739,997 of which has not been issued or outstanding; (ii) 66,667,000 of which are designated as Series A-1 Preferred Shares with par value US$0.00001 each and all of which issued and outstanding; (iii) 131,987,050 of which are designated as Series A-2 Preferred Shares with par value US$0.00001 each and all of which issued and outstanding; (iv) 14,503,820 of which are designated as Series B-1 Preferred Shares with par value US$0.00001 each and all of which issued and outstanding; (v) 171,289,239 of which are designated as Series B-2 Preferred Shares with par value US$0.00001 each and all of which issued and outstanding; (vi) 85,351,118 of which are designated as Series B-3 Preferred Shares with par value US$0.00001 each and all of which issued and outstanding, (vii) 87,075,383 of which are designated as Series B-3+ Preferred Shares with par value US$0.00001 each and all of which issued and outstanding, (viii) 273,340,565 of which are designated as Series C Preferred Shares with par value US$0.00001 each; 206,907,594 of which are issued and outstanding, and 66,432,971 of which has not been issued or outstanding; and (ix) 66,432,971 of which are designated as Series D Preferred Shares with par value US$0.00001 each but none of which are issued or outstanding.

(c) Options, Warrants, Available Shares. The Company has made available and free of any Liens (i) up to 66,432,971 Series D Preferred Shares for issuance and sale under this Agreement and the Co-Investors SPA; (ii) 1,098,765,818 Class A Ordinary Shares representing the Conversion Shares, (iii) 278,264,322 Class A Ordinary Shares reserved for issuance under the Employee Share Option Plan; and (iv) 66,432,971 Series C Preferred Shares reserved for issuance of the Warrants. Other than with respect to the Purchased Shares, the Conversion Shares, Employee Share Option Plan and the Warrants, there are no options, warrants, conversion privileges or other rights or agreements outstanding or under which the Company is or may become obligated to issue any securities of any class or series except as set forth above and except for the rights imposed under the Transaction Documents. Apart from the exceptions noted in this Section 3.3, none of the Company’s outstanding shares, and no shares issuable upon exercise, conversion, or exchange of any outstanding options or other shares issuable by the Company, are subject to any preemptive rights, rights of first refusal, or other rights to purchase such shares (whether in favor of the Company or any other Person), pursuant to any agreement or commitment to which the Company is a party or of which the Company is aware, except for the rights imposed under the Transaction Documents.

(d) Outstanding Security Holders. Section 3.3(d) of the Disclosure Schedule sets forth a complete list of all outstanding shareholders, option holders and other security holders of the Company as of the date hereof.

3.4 Subsidiaries (General). The Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other Person, except for (i) one hundred percent (100%) of the equity interests in the HK Company who directly owns one hundred percent (100%) of the equity interests in the Ecommerce Company and (ii) one hundred percent (100%) of the equity interests in the HK Investment Company. The Company was formed solely to acquire and hold the equity interests in the HK Company and the HK Investment Company and since its formation has not engaged in any business and has not incurred any Liability except in the ordinary course of acquiring, managing and disposing of its equity interests in the HK Company and the HK Investment Company. The HK Company was formed solely to acquire and hold the equity interests in the Ecommerce Company and has no other business, except as contemplated by this Agreement, and has not incurred any Liability other than annual filing, maintenance and other standard fees. Each of the PRC Companies (other than Yatsen Pet Products) is engaged primarily in the Business, and has no other activities outside its permitted business scope. All the Proprietary Rights, business contracts and employees of Yatsen Pet Products have been transferred to Ecommerce Company. Yatsen Pet Products has not engaged in any actual business activities. Section 3.4 of the Disclosure Schedule sets forth the accurate and complete corporate chart of the Group Companies and other Persons in which any Group Company or any Founder, directly or indirectly, holds any Equity Securities, indicating the ownership and Control relationship, the nature of the legal entity each Person constitutes and the jurisdiction in which each Person was incorporated, except those Persons in which the Group Companies hold less than five percent (5%) equity ownership on a fully diluted basis with the investment amount for such outstanding equity ownership not exceeding US$1,000,000.

3.5 PRC Companies. Section 3.5 of the Disclosure Schedule sets forth all Equity Securities of each Group Company other than the Company, together with an accurate and complete list of the record and beneficiary owners of such Equity Securities. Except as disclosed in Section 3.5 of the Disclosure Schedule:

(a) Except as disclosed in Section 3.5(a) of the Disclosure Schedule, the registered capital of each PRC Company is fully paid as required under its articles of association in accordance with applicable PRC rules and regulations.

(b) There are no outstanding rights, resolutions or commitments made by each of the PRC Companies or any of its investors and owners, to issue, purchase or sell any Equity Securities in each of the PRC Companies.

(c) There are no bonds, debentures, notes or other indebtedness of any of the PRC Companies having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity interests of each of the PRC Companies may vote. There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the equity interests to which of any of the PRC Companies is a party or is otherwise bound.

(d) Except as disclosed in Section 3.5(d) of the Disclosure Schedule, each of the PRC Companies does not maintain any offices, branches or subsidiaries except for its registered office.

(e) The incorporation documents relating to each of the PRC Companies are valid and have been duly approved or issued (as applicable) by the appropriate PRC Governmental Authorities and are valid and in full force.

(f) All consents, approvals, Governmental Authorizations, permits or licenses required under PRC laws for the due and proper establishment and the business of each of the PRC Companies as currently operated, or contemplated to be operated, have been duly obtained from the appropriate PRC Governmental Authorities and are in full force and effect.

(g) All filings and registrations with the PRC Governmental Authorities required in respect of each Founder, each of the PRC Companies and its operations, including the registrations with the Ministry of Commerce of the PRC (“MOFCOM”), the State Administration for Market Regulation (or its predecessor) (“SAMR”), the State Administration of Foreign Exchange of the PRC (“SAFE”), the Ministry of Industry and Information Technology, the National Medical Products Administration (“NMPA”), tax bureau, customs authorities, product registration authorities and health regulatory authorities, as applicable, have been duly completed in accordance with the relevant laws, rules and regulations, including all required registrations conducted pursuant to Circular 37.

(h) None of the PRC Companies has received any letter or notice from any relevant Governmental Authority notifying it of the suspension, non-renewal or revocation of any Governmental Authorizations, permits or licenses issued to it for non-compliance or other reason or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by each of the PRC Companies.

(i) Each of the PRC Companies has been conducting and will conduct its business activities within the permitted scope of business or is otherwise operating its business in full compliance with all relevant legal requirements, including producing, processing and/or distributing products with all requisite licenses, permits and approvals granted by or filings with the competent PRC Governmental Authorities.

(j) No Group Company has any reason to believe that any Governmental Authorizations, licenses or permits requisite for the conduct of any part of each of the PRC Companies’ business which are subject to periodic renewal will not be granted or renewed by the relevant PRC authorities. Section 3.5(j) of the Disclosure Schedule lists all lines of business in which the PRC Companies participate or are engaged.

(k) All applicable laws and regulations with respect to the opening and operation of foreign exchange accounts and foreign exchange activities of each of the PRC Companies have been fully complied with, and all requisite approvals from the SAFE in relation thereto have been duly obtained.

(l) Except as disclosed in Section 3.5(l) of the Disclosure Schedule, with regard to employment and staff or labour management, each of the PRC Companies has complied with all applicable PRC laws and regulations, including laws and regulations pertaining to employment, welfare funds, statutory social insurances and the housing fund or the like.

(m) There are no outstanding stock options or similar plan with respect to each of the PRC Companies. The name of each director and officer of each of the PRC Companies on the date hereof, and the position held by each, are listed in Section 3.5(m) of the Disclosure Schedule.

(n) There are no other companies, partnerships, joint ventures, associations or other Persons in which any Founder or PRC Company owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.

(o) Each of the PRC Companies owns free and clear from all Liens all properties and assets, including Proprietary Rights, necessary for its operations as presently conducted and as proposed to be conducted.

3.6 Valid Issuance of Purchased Shares.

(a) The Purchased Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid, non-assessable, and free of any Liens. The Conversion Shares have been duly and validly made available for issuance and, will be duly and validly issued, fully paid, non-assessable and free of any Liens upon issuance.

(b) All presently outstanding Ordinary Shares of the Company are duly and validly issued, fully paid and non-assessable and free of any Liens, and such Ordinary Shares, and all outstanding shares, options and other securities of the Company, have been issued in full compliance with the requirements of all applicable securities laws and regulations, including the Securities Act, and all other antifraud and other provisions of applicable securities laws and regulations.

3.7 Financial Statements. The Company has provided the unaudited consolidated balance sheets, cash flow statements and income statements of the PRC Companies as of and for the twelve-month period ending December 31, 2019 (the “Financial Statements Date”) (all such financial statements being collectively referred to herein as the “Financial Statements”). Such Financial Statements (a) accord with the books and records of the respective PRC Company, (b) are true, correct and complete and present fairly the financial condition and state of affairs of the respective PRC Company at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (c) have been prepared in accordance with IFRS applied on a consistent basis, except, as to the unaudited financial statements, for the omission of notes thereto and normal year-end audit adjustments that are not expected to be material.

3.8 Liabilities. Except as described in Section 3.8 of the Disclosure Schedule, no Group Company has any indebtedness for borrowed money, that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Group Company has otherwise become directly or indirectly liable and none of the Group Companies is unable to pay its debts as and when such debts fall due or is subject to any insolvency proceedings or has had a receiver, liquidator or administrator appointed over its assets.

3.9 Title to Properties and Assets. Each Group Company has good and marketable title to all respective properties and assets, in each case such property and assets are subject to no Liens. With respect to the property and assets it leases, each Group Company is in compliance with such leases and holds valid leasehold interests in such assets free of any Liens.

3.10 Activities since Financial Statements Date. Since the Financial Statement Date, with respect to any Group Company, there has not been any material change in the assets, liabilities, financial condition or operating results, except for changes in the ordinary course of business consistent with past practice.

3.11 Intellectual Property; Status of Proprietary Rights.

Each Group Company (i) has independently developed and owns free and clear of all material claims, security interests, liens or other encumbrances, or (ii) has a valid right or license to use, all Proprietary Assets (as defined below), including without limitation all Registered Intellectual Property (as defined below), necessary, material and appropriate for the Business and to the best knowledge of the Company, without any conflict with or infringement of the rights of others in any material respect. For purpose of this Agreement, (i) “Proprietary Assets” shall mean all patents, patent applications, trademarks, service marks, trade names, domain names, copyrights, copyright registrations and applications and all other rights corresponding thereto, inventions, databases and all rights therein, all computer software including all source code, object code, firmware, development tools, files, records and data, including all media on which any of the foregoing is stored, formulas, designs, business methods, trade secrets, confidential and proprietary information, proprietary rights, know-how and processes, and all documentation related to any of the foregoing; and (ii) “Registered Intellectual Property” means all Proprietary Assets of any Group Company, wherever located, that has been filed with or recorded by any competent Governmental Authority.

3.12 Contracts.

(a) Material Contracts and Obligations. All agreements, contracts, leases, licenses, instruments, commitments (oral or written), indebtedness, liabilities and other obligations to which any Group Company is a party or by which it is bound that (i) are material to the conduct and operations of its business and properties; (ii) involve any of the officers, consultants, directors, employees or shareholders of any Group Company; or (iii) obligate any Group Company to share, license or develop any product or technology are listed in Section 3.12 of the Disclosure Schedule and have been provided to the Investor and its counsel. For purposes of this Section 3.12, “material” shall mean any agreement, contract, indebtedness, Liability, arrangement or other obligation either (i) having an aggregate value, cost, Liability or amount of RMB4,000,000 or more, or (ii) not terminable upon no more than thirty (30) days’ notice without penalty or obligation, or (iii) relating to the leased stores with a monthly rental of RMB300,000 or more and leased warehouses.

(b) Validity and Status. All the material contracts listed on Section 3.12 of the Disclosure Schedule are legally valid and binding, in full force and effect, and enforceable in accordance with their respective terms against the parties thereto, and will not violate any applicable laws. There is no existing default or breach by any party thereto and no Group Company has received any notice or claim or allegation of default or breach thereof from any party thereto.

3.13 Litigation. To the best knowledge of the Warrantors, except as described in Section 3.13 of the Disclosure Schedule, there is no Action pending or currently threatened against or brought by any Founder, any Founder Holdco, any Group Company, any Group Company’s activities, properties or assets or against or brought by any registered general managers or registered supervisors, director or Key Employee of any Group Company in connection with such officer’s, director’s or Key Employee’s relationship with, or actions taken on behalf of, any Group Company. No Group Company is a party to or subject to the provisions of any material order, writ, injunction, judgment or decree of any court or government agency and there is no material Action by any Group Company currently pending.

3.14 Governmental Consents. All consents, approvals, licenses, permits, orders, authorizations or registrations, qualifications, designations, declarations or filings with any Governmental Authority (the “Governmental Authorizations”) on the part of each Group Company required in connection with the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby have been obtained and are currently effective and in consummating such transactions, the Group Companies are in full compliance with the “Provisions for Foreign Investors to Merge and Acquire Domestic Enterprises” promulgated by MOFCOM et.al. on August 8, 2006, amended on June 22, 2009 and amended from time to time. The offer, sale and issuance of the Purchased Shares and the Conversion Shares, in conformity with the terms of this Agreement, are exempt from the registration and prospectus delivery requirements of the Securities Act and all other applicable securities laws and regulations.

3.15 Compliance with Other Instruments. No Group Company is in any material violation of any term of its constitutional documents (the “Constitutional Documents”) or the applicable laws and regulations. The execution, delivery and due performance of and compliance with the Transaction Documents and the consummation of the transactions contemplated thereunder will not result in any violation under any Constitutional Documents or any other material agreements.

3.16 Registration Rights. Except as provided in the Shareholders Agreement, no Group Company has granted or agreed to grant any Person any registration rights with respect to any of the securities of any Group Company.

3.17 Tax Matters. The Group Companies have paid or made sufficient provision for the payment of all taxes in full that have become due pursuant to the applicable laws. There have been no examinations or audits of any tax returns or reports by any applicable Governmental Authority.

3.18 Obligations of Management. Each Key Employee of each Group Company is identified in Section 3.18 of the Disclosure Schedule and except for the part-time employees specified in Section 3.18 of the Disclosure Schedule, each such Key Employee is currently devoting one hundred percent (100%) of his or her working time to the conduct of the business of a Group Company. To the best knowledge of the Warrantors, no Warrantor is aware that any such Key Employee is planning to work less than full time at a Group Company in the future. To the best knowledge of the Warrantors, no such Key Employee directly or indirectly holds any interest in or is currently working for a competitive enterprise, whether or not such Key Employee is or will be compensated by such enterprise.

3.19 Employment Agreement, Invention Assignment and Confidentiality Agreement. Each of the Founders and Senior Management shall have entered into a standard form employment agreement containing provisions of confidentiality, intellectual property rights assignment, non-compete and non-solicitation obligations of the employee.

3.20 Interested Party Transactions. Except as disclosed in Section 3.20 of the Disclosure Schedule, no Founder, shareholder, officer, employee or director of a Group Company or any Affiliate of any such Person (each of the foregoing, an “Interested Party”) has any agreement, understanding, or proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of them. Except as disclosed in Section 3.20 of the Disclosure Schedule, no Interested Party has any direct or indirect ownership interest in any firm or corporation with which a Group Company is affiliated or with which a Group Company has a business relationship, or any firm or corporation that competes with a Group Company, except that any Interested Party may have less than one percent (1%) of record ownership interest in the foregoing Persons or own less than one percent (1%) of shares in publicly traded companies that may compete with a Group Company. No Affiliate of any officer or director of a Group Company is directly or indirectly interested in any material contract with a Group Company. No Interested Party has had, either directly or indirectly, any interest in: (a) any Person which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services; or (b) any contract or agreement to which a Group Company is a party or by which it may be bound or affected.

3.21 Disclosure. No representation or warranty by any Warrantor in this Agreement or in any written statement or certificate furnished or to be furnished to the Investor pursuant to any Transaction Document contains or will contain any untrue statement of fact or omits or will omit to state any fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading in any way. Each of the Warrantors has fully provided the Investor with all the information that the Investor has requested for deciding whether to purchase the Purchased Shares and all information that could reasonably be expected to enable the Investor to make such decision.

3.22 Exempt Offering. Based in part on the representations and warranties of the Investor set forth in Section 4 below, the offer, sale and issuance of the Purchased Shares under this Agreement are exempt from the registration requirements of the Securities Act and from the registration or qualification requirements of any other applicable securities laws of any Governmental Authority, and the issuance of the Conversion Shares in accordance with the Restated M&A, will be exempt from such registration or qualification requirements.

3.23 Suppliers. Section 3.23 of the Disclosure Schedule is a correct list of top five (5) suppliers (by attributed expenses) (with related or affiliated Persons aggregated for purposes hereof) of the Group Companies for the year of 2019, together with the aggregate amount of revenues received or expenses paid to such business partners during such periods. To the knowledge of the Warrantors, each such supplier can provide sufficient and timely supplies of goods and services in order to meet the requirements of the Group Companies’ Business consistent with past practice. No Group Company has experienced or been notified of any shortage in goods or services provided by its suppliers or other providers and has no reason to believe that any Person listed on Section 3.23 of the Disclosure Schedule would not continue to provide to, or purchase from, or cooperate with, respectively, or that it would otherwise alter its business relationship with, the Group Companies at any time after the Closing on terms substantially similar to those in effect on the date hereof, in any case. There is not currently any dispute pending between any of the Group Companies and any Person listed on Section 3.23 of the Disclosure Schedule.

3.24 Insurance. There is no claim pending under the insurance policies and bonds maintained by each Group Company as to which coverage has been questioned, denied or disputed. All premiums due and payable under all such policies and bonds have been timely paid, and each Group Company is otherwise in compliance in all respects with the terms of such policies and bonds. All such policies and bonds are in full force and effect.

3.25 Anti-Bribery, Anti-Corruption, Anti-Money Laundering and Sanctions. Each Group Company and other Warrantors and their Affiliates and their respective directors, officers, managers, employees, independent contractors, representatives, agents and other Persons acting on their behalf (collectively, the “Representatives”) are and have been in compliance with all applicable laws relating to anti-bribery, anti-corruption, anti-money laundering, sanctions, record keeping and internal control laws (collectively, the “Compliance Laws”). Without limiting the foregoing, neither any Group Company nor, any Representative has, directly or indirectly, offered, authorized, promised, condoned, participated in, consummated, or received notice of any allegation of, (a) the making of any gift or payment of anything of value to any public official by any Person to obtain any improper advantage, affect or influence any act or decision of any such public official, or assist any Group Company in obtaining or retaining business for, or with, or directing business to, any Person; (b) the taking of any action by any Person which (i) would violate the U.S. Foreign Corrupt Practices Act, as amended (the “FCPA”), if taken by an entity subject to the FCPA, (ii) would violate any sanctions program administered by the Office of Foreign Assets Control of the United States Department of the Treasury (the “OFAC”) under authority delegated to the Secretary of the Treasury by the President of the United States or provided to the Secretary of the Treasury by statute, and any order or license issued by, or under authority delegated by, the President or provided to the Secretary of the Treasury by statute in connection with a sanctions program thus administered by OFAC; (iii) would violate the U.K. Bribery Act, if taken by an entity subject to the U.K. Bribery Act, or (iv) could reasonably be expected to constitute a violation of any applicable Compliance Law; (c) the making of any false or fictitious entries in the books or records of any Group Company by any Person; or (d) the using of any assets of any Group Company for the establishment of any unlawful or unrecorded fund of monies or other assets, or the making of any unlawful or undisclosed payment.

3.26 Financing Matters.

(a) All of the transactions of the Group Companies, including without limitation all receivables and payments are made through the bank account of the applicable Group Company. No personal bank account of any employees, directors or officers of any Group Company has been mingled with the corporate assets or corporate account of any Group Company during its operation of business and each Group Company has not used any personal bank accounts of any of its employees, directors or officers thereof during its operation of business.

(b) The proceeds generated from prior financing pursuant to the Prior Financing Documents by the Group Companies have been used in compliance with all applicable laws and the applicable Prior Financing Documents in all respects.

3.27 Compliance with Laws. Each Group Company is in compliance with all applicable laws applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets or properties in any material respect, except for such non-compliance that would not result in any Material Adverse Effect.

4. REPRESENTATIONS AND WARRANTIES OF INVESTOR.

The Investor hereby represents and warrants to the Company as follows as of the date hereof and as of the Closing:

4.1 Authorization. It has full power and authority to enter into this Agreement and the other Transaction Documents, and each of the Transaction Documents to which it is a party, when executed and delivered by the Investor, will constitute a valid and legally binding obligation of the Investor, subject as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

4.2 Purchase for Own Account. It is, or will be acquiring the Purchased Shares and the Conversion Shares for its own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof. By executing this Agreement, the Investor further represents that it does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to such Person or any third Person, with respect to any Purchased Shares or Conversion Shares, other than agreements or arrangements governing the acquisition, management and disposition of fund assets or interests in general fund assets with participants in the fund.

5. CONDITIONS TO INVESTOR’S OBLIGATIONS AT THE CLOSING.

The obligations of the Investor to purchase the Purchased Shares at the Closing is, unless otherwise waived in writing by the Investor, subject to the fulfillment to the satisfaction of the Investor on or prior to the Closing of the following conditions:

5.1 Representations and Warranties Correct. Each of the representations and warranties of the Warrantors contained in Section 3 shall have been true and complete as of the date hereof till and as of the Closing with the same effect as though such representations and warranties had been made on each such date and as of the date of the Closing, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and complete as of such particular date.

5.2 Performance of Obligations. Each Warrantor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement and other Transaction Documents that are required or contemplated to be performed or complied with by it on or before the Closing.

5.3 Authorizations. All consents of any competent Governmental Authority or of any other Person that are required to be obtained by any Party hereto (other than the Investor) in connection with the consummation of the transactions contemplated by this Agreement and other Transaction Documents shall have been duly obtained and effective as of the Closing, and evidence thereof shall have been delivered to the Investor.

5.4 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the Investor, and the Investor shall have received all such counterpart originals or certified or other copies of such documents as it may request.

5.5 Group Company’s Charter Documents. The Restated M&A in the form and substance to be agreed between the Company and the Investor, shall have been duly adopted by all necessary actions of the Board and shareholders of the Company, and such adoption shall have become effective prior to the Closing with no alternation or amendment as of the Closing. The charter documents of each of the other Group Companies shall be satisfactory in substance and form to the Investor.

5.6 Transaction Documents. Each of the parties to the Transaction Documents, other than the Investor, shall have executed and delivered such Transaction Documents to the Investor.

5.7 Consents and Waivers. Each Warrantor shall have obtained any and all consents and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement.

5.8 Laws. The offer and sale of the Purchased Shares and the Conversion Shares to the Investor pursuant to this Agreement shall be exempted from the registration and prospectus delivery requirements of the Securities Act and shall not violate or breach or result in a violation or breach of any other applicable laws or regulations.

5.9 Business Plan and Budget. The Company shall have delivered to the Investor prior to the Closing a detailed business plan and budget with respect to the Group Companies for the year 2020 to the Investor’s satisfaction.

5.10 No Litigation. No Action shall have been threatened or instituted by or against any Warrantor or the Investor seeking to enjoin, challenge the validity of, or assert any Liability against any of them on account of, any transactions contemplated by this Agreement or the other Transaction Documents.

5.11 Closing Deliveries. The Warrantors shall have tendered delivery of all of the various items they are required to deliver to the Investor at the Closing under Section 2.3.

5.12 Due Diligence. The Investor shall have completed the legal, financial and business due diligence investigation on the Group Companies to its satisfaction.

5.13 Approval by Investment Committee. The Investor shall have received approvals by its investment committee for entering into the Transaction Documents and consummating the transactions contemplated thereby.

5.14 No Material Adverse Effect. There shall have been no Material Adverse Effect on the financial condition, business, prospects or operations of any Group Company since the Financial Statements Date.

5.15 Amendment of Control Documents. As of the Closing, the Control Documents shall have been updated to reflect the current shareholding structure of the Domestic Company.

6. CONDITIONS TO COMPANY’S OBLIGATIONS AT THE CLOSING.

The obligation of the Company to issue and sell the Purchased Shares to the Investor at the Closing, unless otherwise waived in writing by the Company, is subject to the fulfillment to the Company’s satisfaction on or prior to the Closing of the following conditions:

6.1 Representations and Warranties Correct. The representations and warranties made by the Investor in Section 4 hereof shall be true and correct and complete with respect to the subjects covered therein when made, and shall be true and correct and complete as of the date of the Closing with the same force and effect as if they had been made on and as of such date, subject to changes contemplated by this Agreement.

6.2 Performance of Obligations. The Investor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required or contemplated to be performed or complied with by it on or before the Closing.

6.3 Transaction Documents. The Investor shall have executed and delivered the Transaction Documents to the Company.

6.4 Authorizations. All consents of any competent Governmental Authority or of any other Person that are required to be obtained by the Investor in connection with the consummation of the transactions contemplated by this Agreement and other Transaction Documents shall have been duly obtained and effective as of the Closing.

7. COVENANTS OF THE WARRANTORS.

Each of the Warrantors hereby jointly and severally covenants to the Investor as follows:

7.1 Use of Proceeds. In accordance with the budget and business plan approved by the Board or the shareholders of the Company, as applicable, in accordance with the Transaction Documents, the Company shall use the proceeds from the issuance and sale of the Purchased Shares for capital expenditure, business expansion and working capital of the Group Companies, save as otherwise stipulated in this Agreement. Unless otherwise agreed to in writing by the Board (including the affirmative vote of the Requisite Investor Directors (as defined in the Shareholders Agreement)), no proceeds from the sale of the Purchased Shares shall be used (i) in the purchase of any Equity Securities, (ii) in the investment of any other Person, (iii) in the payment of any debt of any Group Company, or (iv) in the repurchase or cancellation of securities held by any shareholder of the Company. The Company shall, and the other Warrantors shall cause the Company to, invest such proceeds in the Ecommerce Company, including increasing its registered capital, as soon as possible after the Closing.

7.2 Filing of the Restated M&A. The Company shall, and the Founders and the Founder Holdcos shall cause the Company to obtain the duly filed and stamped Restated M&A within ten (10) days following the Closing and the evidence of which shall be delivered to the Investor.

7.3 Additional Covenants. Except as required by this Agreement or the Shareholders Agreement, no resolution of the directors, owners, members, joint venture parties, or shareholders of any Group Company shall be passed, nor shall any contract or commitment be entered into prior to the Closing without the written consent of the Investor, except that the Group Companies may carry on their respective businesses in the same manner as heretofore and may pass resolutions and enter into contracts and commitments in the ordinary course of business and consistent with their past practice.

7.4 Notice of Certain Events. If at any time before the Closing, any Warrantor comes to know of any material fact or event which:

(a) is in any way inconsistent with any of the representations and warranties of the Warrantors in this Agreement;

(b) suggests that any fact warranted by the Warrantors hereunder may not be as warranted or may be misleading; or

(c) might affect the willingness of a prudent investor to purchase the Purchased Shares on the terms contained in the Transaction Documents or the amount of the consideration a prudent investor would be prepared to pay for the Purchased Shares, then the Warrantors shall immediately notify the Investor in writing, describing the fact or event in reasonable detail.

7.5 Use of Investor’s Name or Logo. Without the prior written consent of the Investor, none of the parties shall use, publish, reproduce, or refer to the name of the Investor, its Affiliates and/or Controlling persons, or the name “龙湖资本”、“龙湖”、“Longfor Capital”、 “Longfor”、“天街” or any similar name, trademark or logo in any discussion, documents or materials, including without limitation for marketing or other purposes.

7.6 Corporate Opportunity. The Group Company hereby acknowledge that the Investor and its Affiliates (including investment funds, persons or accounts under the management of the Investor or its Affiliates) engage in hedge fund investment and private equity investment businesses. The Investor and its Affiliates shall have the right to, and shall have no duty hereunder to refrain from, continue to carry on its normal course of business activities as professional investors. The Investor and its Affiliates may from time to time have information on or knowledge of a business opportunity that a Group Company is financially able to undertake, is from its nature in the line or lines of one or more Group Company’s existing or prospective business and is a practical advantage to it, and is one in which a Group Company has an interest or reasonable expectancy (the “Business Opportunity”). Such Business Opportunity may or may not be within the knowledge of the Director appointed by the Investor (the “Investor Director”), if any. The parties hereto agree, and shall procure that each of the Group Companies agrees, irrevocably that the Investor Director shall not be under any duty to disclose any Business Opportunity to the Company or any other Group Company, or permit any Group Company to participate in any Business Opportunity, or to otherwise take advantage of any Business Opportunity, and hereby waives, to the extent permitted by law, any claim based on the corporate opportunity doctrine or otherwise that could limit the Investor’s ability to benefit from information related to an actual or potential Business Opportunity or that would require the Investor or the Investor Director to disclose any such information to any Group Company or offer any Business Opportunity to any Group Company.

7.7 Tax Basis. The Warrantors hereby undertake that all (but not less than all) the proceeds from the issuance and sale of the Purchased Shares shall be contributed into the Company, the HK Company and thereafter into the Ecommerce Company as registered capital, otherwise the Warrantors shall indemnify the Investor against taxes or duties, in connection with the Investor’s sale of its respective shares, levied or imposed on the Investor by the relevant PRC tax authorities as the result of the tax base for such shares determined by the relevant PRC tax authorities being less than the Purchase Price paid by the Investor solely due to the breach of the Warrantors’ obligations under this Section 7.7.

7.8 Employment Agreement, Proprietary Rights and Confidentiality Agreement. The Group Companies shall cause all of their respective current employees to enter into employment agreements and proprietary rights and confidentiality agreement in standard form in compliance with the applicable laws and regulations. The Group Companies shall further cause all of their respective future employees to enter into employment agreements and confidentiality and intellectual property rights agreements in standard form in compliance with the applicable laws and regulations.

7.9 Regulatory Compliance. Each Warrantor shall comply with all applicable laws and regulations in the PRC, including but not limited to applicable laws and regulations in connection with the operations of the Group Companies and foreign exchanges. Each Warrantor shall use its best efforts to cause all shareholders of each Group Company, and any successor entity or controlled Affiliate of any Group Company to, timely complete all required registrations and other procedures with applicable Governmental Authorities (including without limitation SAFE) as and when required by applicable laws and regulations. The Warrantors shall ensure that, each entity described above and its respective shareholders are in compliance with such requirements and that, to the extent permitted by applicable law, there is no barrier to repatriation of profits, dividends and other distributions from Ecommerce Company (or any successor entity) to the HK Company.

7.10 Restructuring of Yitong. The Warrantors agree that, without the prior written approval of the Investor, Beijing Yitong Technology Co., Ltd. (北京逸同科技有限公司) (“Yitong Technology”), a company established by the Founders in Beijing for the purpose of the Circular 37 registration, will not take any business or operation after its establishment.

7.11 Permit and License. As soon as practicable after the Closing, the PRC Companies shall, and the Warrantors shall cause the PRC Companies to, obtain and maintain all of the necessary Governmental Authorizations in full compliance with applicable laws for the conduct of their business as currently conducted and as proposed to be conducted, including but not limited to filings of all the domestic non-special purpose cosmetic products produced by any Group Company or any third party entrusted by the Group Companies with the provincial NMPA or any other Governmental Authorities with competent jurisdiction after the Closing. The Domestic Company, shall, and the other Warrantors shall procure it to, as soon as possible after the Closing and if practicable, apply for the Permit of Audiovisual Internet Dissemination (信息网络传播视听许可), the applicable Value-Added Telecommunication Operation License, the Internet Culture Operation Permit (网络文化经营许可证) and any other license or permits for the business it proposes to conduct. To the extent permitted by the applicable laws, each of the Group Companies and the Founders shall procure each of the Group Companies to, (1) use its best efforts to maintain in a timely manner all requisite consents and permits for conducting the Business in compliance with all applicable laws, and (2) if so required by any applicable laws, obtain additional consents and permits necessary for conducting the Business as soon as possible but in any event no later than the time limit required by the applicable PRC laws or the competent Governmental Authorities.

7.12 Intellectual Property Protection. The Group Companies shall establish and maintain appropriate intellectual inspection system to protect the Proprietary Rights of the Group Companies. The Group Companies shall, and the Founders shall cause the Group Companies to fully comply with the laws and regulations in respect of the protection of the Proprietary Rights and refrain from infringing the Proprietary Rights of other parties. Ecommerce Company shall, and the other Warrantors shall procure Ecommerce Company to, use its best efforts to obtain as soon as possible and maintain the registration of the core trademarks used in the Business (including without limitation, the marks of “perfect diary”, “完美日记” and the combination of the foregoing) in the appropriate goods and services (including without limitation, cosmetics, cosmetics tools and advertisement). The Group Companies shall take all necessary or desirable actions to protect their trademarks, including initiating trademark petitions against any trademark applications filed by any third party for a trademark identical or similar to the Group Companies’ trademarks.

7.13 Availability of Ordinary Shares. The Company hereby covenants that at all times there shall be made available, free of any Liens, for issuance and delivery upon conversion of the Purchased Shares such number of Ordinary Shares or other shares of share capital of the Company as are from time to time issuable upon conversion of the Purchased Shares.

7.14 Business of the Company and the HK Company    The business of the Company shall be restricted to the holding of shares or equity interest in the HK Company. The business of the HK Company shall be restricted to the holding of shares or equity interest in the Ecommerce Company.

7.15 Business of the PRC Companies. Prior to entering into any new business other than those in the scope of the Business, each Warrantor shall use its best efforts and take all necessary actions to implement and carry out the new business plan approved by a majority of the Board in accordance with Section 9 of the Shareholders Agreement, including, without limitation, hiring employees, renting office space, employing legal and technical consultants and undertaking other customary business activities. From the Closing and until the new business plan is duly amended in accordance with all necessary procedures, the business of the PRC Companies shall be limited to the Business.

7.16 Employee Matters. Upon the request of the Investor and if notified by the competent Governmental Authorities, the PRC Companies shall pay and supplement the deficiency with respect to non-payment or underpayment of the social insurances and/or the housing fund whether occurred before or after the Closing.

7.17 Tax Matters. The PRC Companies shall comply with all applicable PRC tax laws and regulations, including without limitation, laws and regulations pertaining to income tax and value added tax.

7.18 Filing of Lease Agreements. As soon as practicable after the Closing, each of the PRC Companies shall, and the Founders shall procure the PRC Companies to, use their best efforts to duly register all the real property lease agreements to which such PRC Company is a party with the competent Governmental Authorities.

7.19 De-registration of Yatsen Pet Products. As soon as practicable after the Closing but in any event no later than six (6) months after the Closing, the Ecommerce Company shall have completed all the deregistration procedures of Yatsen Pet Products and shall provide to the Investor the deregistration completion notices issued by competent local branch of SAMR regarding the deregistration of Yatsen Pet Products.

7.20 Registration of Share Pledge.    Within one (1) month after the Closing, all of the shareholders of the Domestic Company shall have duly filed with competent local branch of SAMR the share pledge of their Equity Securities in the Domestic Company to Ecommerce Company as contemplated by the Control Documents. Within two (2) months after the Closing, such share pledge shall be duly registered and the Company shall provide the proof thereof to the Investor.

7.21 Executory Period Covenants.

(a) Access. Between the date hereof and the Closing, the Warrantors shall permit the Investor, or any representative thereof, to (a) visit and inspect the properties of the Group Companies, (b) inspect the contracts, books of account, records, ledgers, and other documents and data of the Group Companies, (c) discuss the business, affairs, finances and accounts of the Group Companies with officers and employees of the Group Companies, and (d) review such other information as the Investor reasonably request, in such a manner so as not to unreasonably interfere with their normal operations, including but not limited to the Investor shall have received from the Company all documents and other materials requested by the Investor for the purpose of examining and determining the rights in and to any technology, products and Proprietary Rights now used, proposed to be used in, or necessary to, the business as now conducted and proposed to be conducted by the Group Companies, and the status of its ownership rights in and to all such technology, products and Proprietary Rights shall be satisfactory to the Investor in its sole discretion.

(b) Covenants. Between the date hereof and the Closing, except as the prior written consent of the Investor or the transactions contemplated under the Transaction Documents, each of the Group Companies shall (and the Warrantors shall cause each of the Group Companies to) (a) conduct its business in the ordinary course consistent with past practice, as a going concern and in compliance with all applicable laws and all agreements, contracts, instruments and commitments (oral or written), (b) pay or perform its debts, taxes, and other obligations when due, (c) maintain its assets in a condition comparable to their current condition, reasonable wear, tear and depreciation excepted, (d) use reasonable best efforts to preserve intact its current business organizations and keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it, (e) otherwise periodically report to the Investor concerning the status of its business, operations and finance, and (f) take all actions reasonably necessary, to consummate the transactions contemplated by this Agreement promptly, including the taking of all reasonable acts necessary to cause all of the conditions precedent of the Investor to be satisfied.

(c) Information. From the date hereof until the Closing, (a) the Warrantors shall promptly notify the Investor of any action, charge, claim, complaint, investigation. litigation, inquiry or other proceeding commenced or threatened in writing against any Warrantor, (b) the Warrantors shall promptly notify the Investor of any breach, violation or non-compliance of any representation, warranty or covenant made by any Warrantors hereunder, and (c) the Warrantors will promptly provide the Investor with copies of all correspondence and inquiries to and from, and all filings made with, any Governmental Authority with respect to the transactions contemplated hereby.

7.22 Other Issues in the Disclosure Schedule. As soon as practicable after the Closing and at any time upon the request of the Investor, the relevant Group Companies, and the Founders shall, to the satisfaction of the Investor, resolve the issues in a practically reasonable manner, which are disclosed in the Disclosure Schedule or identified by the Investor in the due diligence process but not expressly specified as a specific covenant under Section 7 or a specific condition for the Closing under Section 5.

7.23 Co-Investors SPA. Any and all share purchase agreements (“Co-Investors SPA”) entered into by and among the Company and the Co-Investors shall be in substantially the same form as this Agreement, with terms and conditions no more favorable to the Co-Investors than those to the Investor hereunder. In the event the Co-Investors SPA contains terms and conditions more favorable to the Co-Investors than those to the Investor hereunder, such more favorable terms and conditions shall automatically be applicable to the Investor. Each party hereby agrees and consents to requisite amendment of this Agreement, as applicable, accordingly to reflect the same.

8. INDEMNITY.

(a) Each Warrantor shall, jointly and severally, indemnify the Investor against any reduction in value of the Company’s or the Group Companies’ assets, any increase in its liabilities, any dilution of the Investor’s interests in the Company or any diminution in the value of the Investor’s interests in the Company as a result of (i) any breach or violation of any representation or warranty made by any Warrantor in the Transaction Documents and (ii) any breach by any Warrantor of any covenant or agreement contained herein and in any other Transaction Documents (the forgoing losses, the “Indemnifiable Losses”). Notwithstanding the foregoing, the Founders and the Founder Holdcos shall not be liable for any Indemnifiable Losses until and unless the Group Companies have exhausted all available funds in paying for the Indemnifiable Losses.

(b) Notwithstanding anything contained in the Disclosure Schedule (as amended, if applicable), each Warrantor shall jointly and severally indemnify at all times and hold harmless the Investor from and against any and all Indemnifiable Losses suffered by the Investor, directly or indirectly, as a result of, or based upon or arising from (i) any tax Liability of any Group Company not reflected in the Financial Statements or arising out of any failure, by any Warrantor to comply with any applicable laws of the PRC or any other jurisdiction relating to tax, occurring for all taxable periods ending on or before the Closing and the portion through the end of the Closing for any taxable period that includes (but does not end on) the Closing, (ii) any Group Company’s failure occurred on or before the Closing to pay the social insurances or the housing funds for all of its employees in full and on time, and (iii) any Warrantor’s violation of any applicable laws relating to or in connection with foreign exchanges occurred on or before the Closing.

(c) Notwithstanding anything to the contrary contained herein, the aggregate liabilities of the Warrantors pursuant to this Section 8 for the Investor under the Transaction Documents shall not exceed the Purchase Price paid for the Purchased Shares being purchased by the Investor hereunder, provided that, absent willful misconduct which would result or reasonably be expected to result in a Material Adverse Effect or fraud by any of the Founders, the aggregate liabilities of each Founder and his applicable Founder Holdco pursuant to this Section 8 for the Investor under the Transaction Documents shall not exceed an amount equal to the lower of (i) the Purchase Price paid for the Purchased Shares being purchased by the Investor hereunder; and (ii) the value of the Ordinary Shares beneficially owned by such Founder in the Company, determined by the proceeds received by such Founder from disposal of such Ordinary Shares through arm’s length transaction in good faith. Any Founder may elect to compensate the Investor for any Indemnifiable Loss suffered by the Investor by transferring the Ordinary Shares in whole or in part held by the relevant Founder Holdco to the Investor at no cost, provided that, the value for such number of Ordinary Shares to be transferred shall equal the Indemnifiable Loss with such value to be determined by the Company’s auditor in good faith (including affirmative votes of the holders of at least fifty percent (50%) of the then issued outstanding Ordinary Shares (on as-converted basis) held by all holders of the Preferred Shares).

9. CONFIDENTIALITY AND NON-DISCLOSURE.

9.1 Disclosure of Terms. The terms and conditions of the Transaction Documents and all exhibits and schedules attached hereto and thereto (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any Party hereto to any third party except in accordance with the provisions set forth below; provided that such confidential information shall not include any information that is in the public domain other than caused by the breach of the confidentiality obligations hereunder.

9.2 Press Releases. Any press release issued by any Group Company or their Affiliates shall not disclose any of the Financing Terms and the substance and form of such press release shall be approved in advance by the Investor.

9.3 Permitted Disclosures. Notwithstanding the foregoing, any Party may disclose any of the Financing Terms to its current or bona fide prospective investor, employees, investment bankers, lenders, partners, accountants and attorneys, in each case only where such persons or entities are under appropriate nondisclosure obligations.

9.4 Legally Compelled Disclosure. In the event that any Party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of any Transaction Document or any of the exhibits and schedules attached hereto or thereto, or any of the Financing Terms hereof in contravention of the provisions of this Section 9.4 such party (the “Disclosing Party”) shall provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact and use all reasonable efforts to seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing Party.

9.5 Other Information. The provisions of this Section 9 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties with respect to the transactions contemplated hereby.

10. MISCELLANEOUS.

10.1 Governing Law. This Agreement shall be governed in all respects by the laws of the Hong Kong without regard to conflicts of law principles.

10.2 Survival of Representations and Warranties and Covenants. The representations, warranties, covenants and agreements made by the Warrantors herein shall survive any due diligence investigation made by the Investor hereto and shall survive the Closing.

10.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the Parties hereto whose rights or obligations hereunder are affected by such amendments. Notwithstanding anything contrary in this Agreement, this Agreement and the rights and obligations herein may be assigned or transferred by the Investor to its Affiliates. No Warrantor may assign its rights or delegate its obligations under this Agreement without the written consent of the Investor.

10.4 Entire Agreement. This Agreement, the Shareholders Agreement, and any other Transaction Documents together with all the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference, constitute the entire understanding and agreement between the Parties with regard to the subjects hereof and thereof; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and non-disclosure agreements executed by the Parties hereto prior to the date of this Agreement, all of which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

10.5 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when sent by facsimile at the number set forth below, upon a successful transmission report being generated by the sender’s machine; (c) when sent by email, upon the date of successful transmission, provided that the sending Party has received a system message indicating successful transmission or has not received a system message within twenty-four (24) hours indicating failure of delivery or return of email; or (d) three (3) Business Days after deposit with an internationally-recognized overnight delivery service, postage prepaid, addressed to the Parties as set forth below with next-business-day delivery guaranteed, provided that the sending Party receives a confirmation of delivery from the delivery service provider.

Each Person making a communication hereunder by facsimile shall promptly confirm by telephone to the Person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. The address of each Party are set forth in Schedule D and a Party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 10.5 by giving the other Party written notice of the new address in the manner set forth above.

10.6 Amendments and Waivers. This Agreement may only be amended or modified with the prior written consent of the Company and the Investor.

10.7 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party upon any breach or default of any other Party hereto under this Agreement, shall impair any such right, power or remedy of the aggrieved Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the Parties shall be cumulative and not alternative.

10.8 Finder’s Fees. Except as set forth in the Disclosure Schedule by the Company, each party (a) represents and warrants to the other Party hereto that it has not retained any finder or broker in connection with the transactions contemplated by this Agreement, and (b) hereby agrees to indemnify and to hold harmless the other Party hereto from and against any Liability for any commission or compensation in the nature of a finder’s fee of any broker or other Person or firm (and the costs and expenses of defending against such Liability or asserted Liability) for which the indemnifying party or any of its employees or representatives are responsible.

10.9 Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

10.10 Counterparts. This Agreement may be executed in one or more counterparts and may be delivered by electronic PDF or facsimile transmission, all of which shall be considered one and the same agreement and each of which shall be deemed an original, but all of which together shall constitute one instrument.

10.11 Severability. Should any provision of this Agreement be determined to be illegal or unenforceable, such determination shall not affect the remaining provisions of this Agreement.

10.12 Pronouns and etc. For all purposes of this Agreement, except as otherwise expressly provided, (a) the defined terms shall have the meanings assigned to them in its definition and include the plural as well as the singular, and pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; (b) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement unless explicitly stated otherwise, and all references in this Agreement to designated exhibits and schedules are to the exhibits and schedules attached to this Agreement unless explicitly stated otherwise, (c) the words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (d) any reference in this Agreement to any “Party” or any other Person shall be construed so as to include its successors in title, permitted assigns and permitted transferees, and (e) any reference in this Agreement to any agreement or instrument is a reference to that agreement or instrument as amended or novated.

10.13 Dispute Resolution.

(a) In the event the Parties are unable to settle a dispute between them regarding this Agreement, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with HKIAC Administered Arbitration Rules (“HKIAC Rules ”) in effect, which rules are deemed to be incorporated by reference into this subsection (a), subject to the following: (i) the arbitration tribunal shall consist of three (3) arbitrators to be appointed according to the HKIAC Rules; and (ii) the language of the arbitration shall be English.

(b) Notwithstanding anything in this Agreement or in the HKIAC Rules or otherwise, the arbitration tribunal shall not have the power to award injunctive relief or any other equitable remedy of any kind against the Investor unless such award both (x) is expressly appealable to and subject to de novo review by the courts of Hong Kong, and (y) would not, if upheld, have the effect of impairing, restricting, or imposing any conditions on the right or ability of the Investor or its Affiliates to conduct their respective business operations or to make or dispose of any other investments. The prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

10.14 Termination of Agreement. This Agreement may be terminated prior to the Closing (a) by mutual written consent of the Parties, (b) by the Investor or the Company if the Closing has not been consummated within one (1) month after the date hereof, (c) by the Investor, by written notice to the Company if there has been a material misrepresentation or material breach of a covenant or agreement contained in this Agreement on the part of the Warrantors, and such breach, if curable, has not been cured within fourteen (14) days of such notice stating the reason and intention to so terminate, or (d) by the Investor if, due to change of applicable laws, the consummation of the transactions contemplated hereunder would become prohibited under applicable laws. If this Agreement is terminated pursuant to the provision of Section 10.14, this Agreement will be of no further force or effect, provided that no party shall be relieved of any Liability for a breach of this Agreement or for any misrepresentation hereunder, nor shall such termination be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

10.15 Survival. The provisions of Section 1, Section 7.5, Section 8, Section 9, Section 10.1, Section 10.5, Section 10.13 and Section 10.15 shall survive the expiration or early termination of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

GROUP COMPANIES:

Yatsen Holding Limited

By:	/s/ Jinfeng Huang
Name: HUANG Jinfeng (黄锦峰)
Title: Director

Yatsen (HK) Limited

By:	/s/ Jinfeng Huang
Name: HUANG Jinfeng (黄锦峰)
Title: Director

Yatsen Investment Limited

By:	/s/ Jinfeng Huang
Name: HUANG Jinfeng (黄锦峰)
Title: Director

[Signature Page to the Share Purchase Agreement - Yatsen Holding Limited]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

GROUP COMPANIES:

Guangzhou Yatsen Ecommerce Co., Ltd.
(广州逸仙电子商务有限公司) (Seal)

By:	/s/ Jinfeng Huang
Name: HUANG Jinfeng (黄锦峰)
Title: Legal Representative

Guangzhou Yatsen Cosmetic Co., Ltd.
(广州逸仙化妆品有限公司) (Seal)

By:	/s/ Yuwen Chen
Name: CHEN Yuwen (陈宇文)
Title: Legal Representative

Huizhi Weimei (Guangzhou) Commercial and Trading Co., Ltd.
(汇智为美（广州）商贸有限公司) (Seal)

By:	/s/ Jinfeng Huang
Name: HUANG Jinfeng (黄锦峰)
Title: Legal Representative

Perfect Diary Cosmetics (Guangzhou) Co., Ltd. (完美日记化妆品(广州)有限公司) (Seal)

By:	/s/ Jinfeng Huang
Name: HUANG Jinfeng (黄锦峰)
Title: Legal Representative

[Signature Page to the Share Purchase Agreement - Yatsen Holding Limited]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

GROUP COMPANIES:

Guangzhou Yatsen Pet Products Co., Ltd.
(广州逸仙宠物用品有限公司) (Seal)

By:	/s/ Yuwen Chen

Name:	CHEN Yuwen (陈宇文)
Title:	Legal Representative

Perfect Diary Technology (Guangzhou) Co., Ltd. (完美日记科技(广州)有限公司) (Seal)

By:	/s/ Jinfeng Huang

Name:	HUANG Jinfeng (黄锦峰)
Title:	Legal Representative

Yiyan (Shanghai) Cosmetics Co., Ltd. (逸妍(上海)化妆品有限公司) (Seal)

By:	/s/ Jianhua Lyu

Name:	LYU Jianhua (吕建华)
Title:	Legal Representative

Guangzhou Yatsen Logistics Co., Ltd. (广州逸仙物流有限公司) (Seal)

By:	/s/ Jianhua Lyu

Name:	LYU Jianhua (吕建华)
Title:	Legal Representative

[Signature Page to the Share Purchase Agreement - Yatsen Holding Limited]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

GROUP COMPANIES:

Guangzhou Yiyan Cosmetics Co., Ltd. (广州逸妍化妆品有限公司) (Seal)

By:	/s/ Jianhua Lyu

Name:	LYU Jianhua (吕建华)
Title:	Legal Representative

Shanghai Yizi Cosmetics Co., Ltd. (上海逸姿化妆品有限公司) (Seal)

By:	/s/ Jianhua Lyu

Name:	LYU Jianhua (吕建华)
Title:	Legal Representative

Shanghai Yiqing Commercial and Trading Co., Ltd. (上海逸清商贸有限公司) (Seal)

By:	/s/ Jianhua Lyu

Name:	LYU Jianhua (吕建华)
Title:	Legal Representative

Yatsen (Guangzhou) Culture Creative Co., Ltd. (逸仙（广州）文化创意有限公司) (Seal)

By:	/s/Yuwen Chen

Name:	CHEN Yuwen (陈宇文)
Title:	Legal Representative

[Signature Page to the Share Purchase Agreement - Yatsen Holding Limited]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

GROUP COMPANIES:

Guangzhou Huisheng Huise Technology Culture Media Co., Ltd. (广州汇声汇色科技文化传媒有限公司) (Seal)

By:	/s/ Jianjun Lyu

Name:	LYU Jianjun (吕建军)
Title:	Legal Representative

[Signature Page to the Share Purchase Agreement - Yatsen Holding Limited]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

FOUNDERS AND FOUNDER HOLDCOS :

/s/ Jinfeng Huang
HUANG Jinfeng (黄锦峰)

/s/ Yuwen Chen
CHEN Yuwen (陈宇文)

/s/ Jianhua Lyu
LYU Jianhua (吕建华)

Slumdunk Holding Limited

By:	/s/ Jinfeng Huang
Name: HUANG Jinfeng (黄锦峰)
Title: Director

Maybe Cat Holding Limited

By:	/s/ Yuwen Chen
Name: CHEN Yuwen (陈宇文)
Title: Director

Icecrystou Holding Limited

By:	/s/ Jianhua Lyu
Name: LYU Jianhua (吕建华)
Title: Director

[Signature Page to the Share Purchase Agreement - Yatsen Holding Limited]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE INVESTOR:

LFC INVESTMENT HONG KONG LIMITED

By:	/s/ Authorized Signatory
Name: Authorized Signatory
Title:

[Signature Page to the Share Purchase Agreement - Yatsen Holding Limited]

Schedule A-1

PRC Companies

Schedule A-2

Founders

Name of Founders	PRC ID
HUANG Jinfeng (黄锦峰)	***
CHEN Yuwen (陈宇文)	***
LYU Jianhua (吕建华)	***

Schedule A-3

Founder Holdcos

Name of the Company	Place of Incorporation	Ownership
Slumdunk Holding Limited	British Virgin Islands	100% owned by HUANG Jinfeng (黄锦峰)
Maybe Cat Holding Limited	British Virgin Islands	100% owned by CHEN Yuwen (陈宇文)
Icecrystou Holding Limited	British Virgin Islands	100% owned by LYU Jianhua (吕建华)

Schedule A-4

Investor

Name	Series of Preferred Shares	No. of Purchased Shares	Total Purchase Price
LFC INVESTMENT HONG KONG LIMITED	Series D Preferred Shares	1,342,500	US$	1,500,000

Schedule B

Capitalization Table

Fully Diluted Capitalization Immediately Prior to the Closing:

Schedule C

Disclosure Schedule

Schedule D

Notices

Schedule E-1

LIST OF KEY EMPLOYEES

Schedule E-2

LIST OF SENIOR MANAGEMENT